Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registrations Statement (Form S-3 No. 333-148680) and related Prospectus of Callon Petroleum Company for the registration of debt securities, common stock, preferred stock and warrants and to the incorporation by reference of our reports dated March 13, 2008, with respect to the consolidated financial statements of Callon Petroleum Company, and the effectiveness of internal control over financial reporting of Callon Petroleum Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New Orleans, Louisiana April 18, 2008